Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2019 Financial Results

-Generates Second Quarter Fiscal Year 2019 Revenue of $42.0 Million-

-Company Continues to Expect Record Lemon Volumes for Fiscal Year 2019-

-Company Realizes $2.3 Million of Equity Earnings in Second Quarter Fiscal Year 2019 from Harvest at Limoneira-

-Generates $4.0 Million of Operating Cash Flow in First Six Months of Fiscal Year 2019-

-Company Updates Fiscal Year 2019 Guidance-

SANTA PAULA, Calif.--(BUSINESS WIRE)--June 10, 2019-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2019.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "We believe we will continue facing pricing headwinds from the overabundance of larger fresh lemons due to previous heavy rains, until the end of July 2019. This unusual larger sized fruit curve currently being harvested is now expected to cycle through over the next 5 to 7 weeks with a normal size curve returning by end of July, which is longer than we previously expected. While the larger sized fruit is selling for approximately $18.00 per carton, which is below our expected annual average carton price for fiscal 2019, current market pricing for the smaller and medium sized fruit is selling for approximately $30.00 per carton, which is above our expected annual average carton price for fiscal 2019.”

Mr. Edwards continued, “We expect to achieve record domestic and international fresh lemon volume in fiscal year 2019, but our operational costs are temporarily higher than previous expectations due to lower fresh lemon utilization and the size of our fruit and timing of new fruit on our trees being ready for picking is hard to predict. Even though fiscal 2019 expected results have been temporarily affected by the weather, we are well positioned for solid growth and improved profitability in the coming years. Based on our organic lemon growth for next year, expected rebound in avocado revenue and all recent acquisitions coming on-line for a full fiscal year, we are very excited about our continued long-term growth opportunities.”

Alex Teague, Senior Vice President, stated, "We recently announced the completion of our strategic joint venture and land acquisition in Argentina. This expands our lemon holdings by 1,200 acres and strengthens our ability as a 365-day, 24/7 global supplier of fresh citrus to our valued customers around the world. In addition, our domestic packinghouse continues to achieve our operational expectations for this year and third-party lemon volume is on plan.”

Fiscal Year 2019 Second Quarter Results

For the second quarter of fiscal year 2019, total net revenue was $42.0 million, compared to total net revenue of $43.1 million in the second quarter of the previous fiscal year. Agribusiness revenue was $40.8 million, compared to $41.9 million in the second quarter of last fiscal year. Rental operations revenue was $1.2 million, compared to $1.3 million in the second quarter of last fiscal year. There were no real estate development revenues in the second quarter of fiscal year 2019 or 2018.

Agribusiness revenue for the second quarter of fiscal year 2019 includes $36.4 million in lemon sales, compared to $33.6 million of lemon sales during the same period of fiscal year 2018, with the increase primarily the result of higher volume of lemon by-products partially offset by lower prices of fresh lemons sold. The lower pricing was due to excessive rains in Southern California during the first and second quarters of fiscal year 2019 creating an overabundance of large fresh lemons, which created a decrease in lemon carton pricing. Approximately 1,300,000 cartons of fresh lemons were sold during the second quarter of fiscal year 2019 at a $20.26 average price per carton, compared to approximately 1,157,000 cartons sold at a $23.42 average price per carton during the second quarter of fiscal year 2018. The Company recognized $0.5 million of avocado revenue in the second quarter of fiscal year 2019, compared to $0.9 million in the same period last fiscal year, with the decrease primarily the result of lower volume partially offset by higher prices of avocados sold. The Company recognized $2.0 million of orange revenue in the second quarter of fiscal year 2019, compared to $5.2 million in the same period of fiscal year 2018, primarily attributable to unfavorable weather conditions for oranges resulting in significantly lower than expected volume and pricing in the orange market. Approximately 361,000 cartons of oranges were sold during the second quarter of fiscal year 2019 at a $5.52 average price per carton, compared to approximately 471,000 cartons sold at an $11.09 average price per carton during the second quarter of fiscal year 2018. Specialty citrus and other crop revenues were $1.9 million in the second quarter of fiscal year 2019, compared to $2.1 million in the second quarter of fiscal year 2018.

Total costs and expenses for the second quarter of fiscal year 2019 increased to $43.0 million, compared to $33.8 million in the second quarter of last fiscal year. The second quarter of fiscal year 2019 increase in operating expenses was primarily attributable to increases in agribusiness and selling, general and administrative costs and expenses. Costs and expenses associated with its agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation and amortization expense.

Operating loss for the second quarter of fiscal year 2019 was $1.0 million, compared to operating income of $9.4 million in the second quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2019 was $2.7 million, compared to $6.5 million in the second quarter of fiscal year 2018. Net income per diluted share for the second quarter of fiscal year 2019 was $0.15 compared to net income per diluted share of $0.44 for the same period of fiscal year 2018, based on approximately 18.2 million and 15.0 million, respectively, weighted average diluted common shares outstanding. Excluding the non-cash $3.6 million unrealized gain on stock in Calavo Growers, Inc. (“Calavo”) and $2.3 million equity in earnings of Limoneira Lewis Community Builders, LLC (“LLC”) for the second quarter of fiscal year 2019, adjusted net loss applicable to common stock was $1.6 million, compared to net income of $6.6 million for the same period last fiscal year. Excluding the unrealized gain on stock in Calavo and equity in earnings of LLC, adjusted net loss per diluted share for the second quarter of fiscal year 2019 was $0.09, compared to net income per diluted share of $0.44 for the same period of fiscal year 2018.

Adjusted EBITDA was $0.8 million in the second quarter of fiscal year 2019 compared to $11.0 million in the same period of fiscal year 2018. A reconciliation of adjusted EBITDA to net income (loss) is provided at the end of this release. Adjusted EBITDA excludes the quarterly fair value non-cash effect of Calavo shares and equity in earnings of LLC.

Fiscal Year 2019 First Six Months Results

For the six months ended April 30, 2019, revenue was $84.1 million, compared to $74.7 million in the same period last fiscal year. Operating loss for the first six months of fiscal year 2019 was $4.0 million, compared to an operating income of $7.6 million in the same period last fiscal year. Net loss applicable to common stock, after preferred dividends, was $2.1 million for the first six months of fiscal year 2019, compared to net income of $15.0 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2019 was $0.12, compared to a net income per diluted share of $1.02 in the same period of fiscal year 2018. Excluding the non-cash $0.3 million unrealized loss on stock in Calavo and $2.3 million equity in earnings of LLC for the first six months of fiscal year 2019, adjusted net loss applicable to common stock was $3.6 million compared to adjusted net income of $5.2 million for the same period in fiscal year 2018. Due to the Tax Cuts and Jobs Act of 2017, the Company recognized a non-cash $10.0 million, or $0.67 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability balance during the first six months of fiscal year 2018. Excluding the $0.3 million unrealized loss on stock in Calavo and $2.3 million equity in earnings of LLC in the first six months of 2019, adjusted net loss per share was $0.21 compared to adjusted net income per diluted share of $0.35 for the same period in fiscal year 2018, based on approximately 17.5 million and 15.0 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the six months ended April 30, 2019, net cash provided by operating activities was $4.0 million, compared to $7.1 million in the same period of the prior fiscal year. For the six months ended April 30, 2019, net cash used in investing activities was $16.4 million, compared to $8.8 million in the same period of the prior fiscal year. Net cash provided by financing activities was $13.3 million in the six months ended April 30, 2019, compared to $1.8 million during the same period last fiscal year.

Long-term debt as of April 30, 2019 was $93.7 million, compared to $77.0 million at the end of fiscal year 2018.

Recent Strategic Acquisition

On May 30, 2019, the Company acquired a 51% interest in a joint venture formed with FGF Trapani (“FGF”), a multi-generational, family owned citrus operation in Argentina, and acquired a 51% interest in an Argentine Trust that holds a 75% interest in Finca Santa Clara (“Santa Clara”), a ranch with approximately 1,200 acres of planted lemons. The joint venture will control the trust and operate under the name Trapani Fresh to grow, pack, market and sell fresh citrus. Total consideration paid for the Company’s interest in Trapani Fresh was $15.0 million.

Real Estate Development

On November 10, 2015, the Company entered into a joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project now named Harvest at Limoneira. The first phase of the project broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Grading began in November 2017 and Phase 1 site improvements have been substantially completed. The joint venture received lot deposits from two national homebuilders, Lennar and KB Home, in fiscal year 2018 and initial lot sales representing 174 residential units closed in February and March of 2019. In addition, the Company announced a partnership with another national homebuilder for an additional 63 lots expected to close in the fourth quarter of fiscal year 2019. Over the 6-9-year life of this project, the joint venture will have approximately 1,500 total residential units to be built and sold.

Fiscal Year 2019 Outlook

•
For fiscal year 2019, the Company and its international affiliates are reiterating volume expectations and continue to expect to sell 8.4 to 9.0 million cartons of fresh lemons globally.  Due to the competitive nature of international business, the Company is not providing average price projections for international lemon sales. Included in the global fresh cartons estimate is the Company’s domestic cartons, which it expects to sell between 5.2 and 5.5 million. Through the first six months of fiscal year 2019, the Company sold 2.6 million domestic cartons at an average price of $22.30. The Company is currently experiencing price fluctuations based on size of fresh lemons between $18 and $30 a carton and the lower priced large fruit its currently selling is flowing through the sales pipeline slower than previously expected due to amount of large fruit in the overall industry. For each movement of $0.50 per annual carton of fresh lemons in fiscal 2019, it equates to an approximate $1.0 million change in adjusted EBITDA and $0.04 change in earnings per share and adjusted earnings per share.

•	The Company continues to expect to sell approximately 1.7 to 2.0 million pounds of avocados at approximately $1.20 per pound.

•
Due to excessive heat in the summer of 2018 which significantly reduced avocado volume this year, the Company expects minimal revenue from avocados in fiscal year 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.5 million calculated on actual avocado harvest in fiscal year 2019, which will be recognized in the fourth quarter. The Company expects a meaningful increase in avocado revenue in fiscal year 2020.

•
For fiscal year 2019, the current unfavorable domestic conditions for oranges has resulted in significantly lower than expected pricing in the orange market, which is expected to continue well into the third quarter.

•	The Company expects operating income for fiscal year 2019 to be approximately $7.5 million to $12.5 million compared to previous expectations of $14.5 million to $17.5 million.

•	Fiscal year 2019 adjusted EBITDA is expected to be in the range of $17.0 million to $22.0 million.

•
The Company now expects fiscal year 2019 earnings per share to be in the range of $0.33 to $0.53 per diluted share with an estimated 18.4 million diluted shares outstanding. Adjusted earnings per diluted share are now expected to be in the range of $0.25 to $0.45. Adjusted EPS guidance for fiscal year 2019 excludes estimated equity in earnings from Harvest at Limoneira and the potential impact of mark to market changes in the value of its 250,000 shares of Calavo. Beginning in fiscal year 2019, the Company is required to measure the changes in fair value of this investment on its statement of operations.

•	In addition, not included in adjusted earnings per share is a second quarter fiscal year 2019 benefit of $2.3 million of equity in earnings from its real estate development, Harvest at Limoneira.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Fiscal year 2019 outlook estimates do not include equity in earnings benefits from the Harvest at Limoneira project. Initial lot sales representing 174 residential units closed in February and March of 2019 and the Company received a benefit of equity in earnings in the second quarter fiscal year 2019 of $2.3 million. In addition, the company does expect additional equity in earnings during the remainder of fiscal year 2019.

Looking beyond 2019, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 acres of the 1,200 acres to become full bearing in fiscal year 2020. Beyond these 1,200 acres, Limoneira intends to plant an additional 500 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2019 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 289-0438 from the U.S. International callers can dial (323) 794-2423. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, June 24, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 6813657.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, and import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures
Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes unrealized (gain) loss on stock in Calavo, LLC earnings in equity investment and impairments on real estate development assets when applicable. In addition, we have presented adjusted net (loss) income attributable to Limoneira Company and adjusted (loss) income per common share attributable to Limoneira Company to reflect the exclusion of unrealized gain (loss) on stock in Calavo, LLC earnings in equity investment and the Tax Cuts and Jobs Act of 2017 impact. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.
EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net income (loss) attributable to Limoneira Company	$2,815	$6,599	$(1,878)	$15,224
Interest expense	686	284	539	794
Income tax provision (benefit)	1,084	2,380	(677)	(8,207)
Depreciation and amortization	2,121	1,744	4,247	3,434
EBITDA	6,706	11,007	2,231	11,245
Unrealized (gain) loss on stock in Calavo Growers, Inc.	(3,612)	—	298	—
LLC earnings in equity investment	(2,270)	—	(2,270)	—
Adjusted EBITDA	$824	$11,007	$259	$11,245
The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net income (loss) attributable to Limoneira Company	$2,815	$6,599	$(1,878)	$15,224
Preferred dividends and effect of unvested, restricted stock	(142)	(136)	(284)	(270)
Net income (loss) for basic EPS	2,673	6,463	(2,162)	14,954
Unrealized (gain) loss on stock in Calavo (net of tax)	(2,608)	—	219	—
LLC earnings in equity investment (net of tax)	(1,639)	—	(1,664)	—
Tax Cuts and Jobs Act of 2017 impact	—	—	—	(10,000)
Adjusted net (loss) income attributable to Limoneira Company	$(1,574)	$6,463	$(3,607)	$4,954

Adjusted net (loss) income for diluted EPS	$(1,574)	$6,599	$(3,607)	$5,224

Actual:
Basic net income (loss) per common share	$0.15	$0.45	$(0.12)	$1.04
Diluted net income (loss) per common share	$0.15	$0.44	$(0.12)	$1.02

Weighted-average common shares outstanding-basic	17,554,000	14,379,000	17,516,000	14,341,000
Weighted-average common shares outstanding-diluted	18,225,000	15,023,000	17,516,000	14,986,000
Adjusted:
Basic net (loss) income per common share	$(0.09)	$0.45	$(0.21)	$0.35
Diluted net (loss) income per common share	$(0.09)	$0.44	$(0.21)	$0.35

Weighted-average common shares outstanding-basic	17,554,000	14,379,000	17,516,000	14,341,000
Weighted-average common shares outstanding-diluted	17,554,000	15,023,000	17,516,000	14,986,000

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	April 30, 2019	October 31, 2018
Assets
Current assets:
Cash	$1,491	$609
Accounts receivable, net	19,960	14,116
Cultural costs	2,821	5,413
Prepaid expenses and other current assets	11,808	10,528
Income taxes receivable	—	378
Total current assets	36,080	31,044

Property, plant and equipment, net	230,592	225,681
Real estate development	16,156	107,162
Equity in investments	57,470	18,698
Investment in Calavo Growers, Inc.	23,953	24,250
Other assets	19,034	14,504
Total assets	$383,285	$421,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,002	$6,134
Growers payable	17,029	10,089
Accrued liabilities	4,828	7,724
Fair value of derivative instrument	—	—
Current portion of long-term debt	2,915	3,127
Total current liabilities	34,774	27,074
Long-term liabilities:
Long-term debt, less current portion	93,744	76,966
Deferred income taxes	24,751	25,372
Other long-term liabilities	3,347	3,647
Sale-leaseback deferral	—	58,330
Total liabilities	156,616	191,389
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2019 and October 31, 2018) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2019 and October 31, 2018) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2019 and October 31, 2018)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,772,753 and 17,647,135 shares issued and outstanding at April 30, 2019 and October 31, 2018, respectively)	178	176
Additional paid-in capital	159,992	159,071
Retained earnings	59,757	50,354
Accumulated other comprehensive (loss) income	(4,643)	8,965
Noncontrolling interest	575	574
Total stockholders’ equity	215,859	219,140
Total liabilities and stockholders’ equity	$383,285	$421,339

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
Net revenues:
Agribusiness	$40,823	$41,865	$81,623	$72,198
Rental operations	1,212	1,270	2,430	2,530
Real estate development	—	—	—	—
Total net revenues	42,035	43,135	84,053	74,728
Costs and expenses:
Agribusiness	37,078	28,798	75,994	56,960
Rental operations	1,095	976	2,174	2,041
Real estate development	24	39	52	69
Selling, general and administrative	4,843	3,942	9,858	8,016
Total costs and expenses	43,040	33,755	88,078	67,086
Operating (loss) income	(1,005)	9,380	(4,025)	7,642
Other income (expense):
Interest expense	(686)	(284)	(539)	(794)
Equity in earnings of investments	1,927	(126)	1,969	(83)
Unrealized gain (loss) on stock in Calavo Growers, Inc.	3,612	—	(298)	—
Other income, net	56	16	360	257
Total other income (expense)	4,909	(394)	1,492	(620)

Income (loss) before income tax (provision) benefit	3,904	8,986	(2,533)	7,022
Income tax (provision) benefit	(1,084)	(2,380)	677	8,207
Net income (loss)	2,820	6,606	(1,856)	15,229
Net income attributable to noncontrolling interest	(5)	(7)	(22)	(5)
Net income (loss) attributable to Limoneira Company	2,815	6,599	(1,878)	15,224
Preferred dividends	(126)	(126)	(251)	(251)
Net income (loss) attributable to common stock	$2,689	$6,473	$(2,129)	$14,973

Basic net income (loss) per common share	$0.15	$0.45	$(0.12)	$1.04

Diluted net income (loss) per common share	$0.15	$0.44	$(0.12)	$1.02

Weighted-average common shares outstanding-basic	17,554,000	14,379,000	17,516,000	14,341,000
Weighted-average common shares outstanding-diluted	18,225,000	15,023,000	17,516,000	14,986,000